                                                                 EXHIBIT 10.3(c)



                                 AMENDMENT NO. 1

                                       TO

                            PATENT LICENSE AGREEMENT


        THIS AMENDMENT TO PATENT LICENSE AGREEMENT (this "Amendment") is dated as of February 20, 2000 ("Effective Date") and is by and between International Remote Imaging Systems, Inc., a Delaware corporation ("IRIS"), and Sysmex Corporation, a Japanese corporation ("SYSMEX") formerly named TOA Medical Electronics Co., Ltd., ("TOA"), with respect to the following facts:

        A. IRIS and TOA entered into that certain Patent License Agreement dated as of April 1, 1997 (the "Patent License Agreement"), pursuant to which IRIS licensed to TOA certain IRIS' patents for use by TOA in the development, manufacturing, marketing, distribution and sale, on a commercial basis, of instruments for non-medical, industrial applications in Japan and for certain Japanese customers outside of Japan.

        B. IRIS now desires to license to SYSMEX, and SYSMEX now desires to license from IRIS, such patents for use worldwide, subject to the terms and conditions of the Patent License Agreement, as amended by this Amendment No. 1.

        NOW, THEREFORE, in consideration of the mutual covenants, promises, agreements set forth in this Amendment, and for other good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties amend the Patent License Agreement as follows. Unless otherwise stated, all capitalized terms shall have the same meanings assigned to them in the Patent License Agreement.

        1. Section 2 of the Patent License Agreement shall be renumbered as
Section 2(a).

        2. The following shall be added as Section 2(b) of the Patent License
Agreement:

               "In consideration of the payments by TOA to IRIS pursuant to Sections 5.1, IRIS hereby grants to TOA for the Term a non-exclusive right and license under the IRIS Patents to practice inventions covered by the IRIS Patents to make Sales of Industrial Products worldwide, other than Sales as to which a license is granted pursuant to Section 2(a) herein. Sales of Industrial Products may be made directly by TOA or indirectly through a distributor or agent of TOA. IRIS represents and warrants that it owns or holds rights to the IRIS Patents necessary to grant the rights conveyed hereunder, and that the exercise of such rights by TOA as contemplated hereunder will not conflict with, infringe or otherwise violate the rights of third parties. This representation is not intended to cover compliance with United States export laws affecting the transfer of IRIS Patents, compliance with which TOA assumes responsibility."

        3. Section 5.1(b) of Patent License Agreement shall be amended to read as follows:

               "b. Periodic Payment.

                      (i) With respect to the license granted under Section 2(a), not later than thirty (30) days following the end of each calendar quarter throughout the Term, TOA shall pay to IRIS in immediately available funds in US Dollars royalties in the amount of five percent (5%) of Revenues received by TOA or its subsidiaries from sales of Industrial Products and Associated Consumable and Spare Parts during such completed calendar quarter (the "Periodic Payments"), net of payments made pursuant to Sections 5.1(c)(i).

                      (ii) With respect to the license granted under Section 2(b), not later than thirty (30) days following the end of such calendar quarter throughout the Term, TOA shall pay to IRIS in immediately available funds in US Dollars royalties in the amount of five percent (5%) of Revenues received by TOA or its subsidiaries from Sales of Industrial Products and Associated Consumable and Spare Parts during such completed calendar quarter (the "Periodic Payments"), net of payments made pursuant to Sections 5.1(c)(ii).

        4. Section 5.1(c) of the Patent License Agreement shall be amended to read as follows:

               "c. Minimum Payments.

                      (i) With respect to the license granted under Section 2(a), for each of the three (3) 12-month periods commencing July 1, 1998, July 1, 1999 and July 1, 2000 only, TOA shall make minimum payments to IRIS in the amount of Fifty Thousand US Dollars (US$50,000). Each such minimum payment shall be payable at the commencement of each such twelve-month (12-month) period and shall be credited against the payment of Periodic Payments due in respect to Revenues received by TOA with respect to the license granted under Section 2(a) during such 12-month period."

                      (ii) With respect to the license granted under Section 2(b), for each of the four (4) 12-month periods commencing July 1, 2000, July 1, 2001, July 1, 2002 and July 1, 2003 only, TOA shall make minimum payments to IRIS in the amount of Fifth Thousand US Dollars (US$50,000). Each such minimum payment shall be payable at the commencement of each such twelve-month (12-month) period and shall be credited against the payment of Periodic Payments due in respect to Revenues received by TOA with respect to the license granted under Section 2(b) during such 12-month period."

        5. Within ten (10) business days after execution of this Amendment, SYSMEX shall pay to IRIS, as an additional payment under Section 5.1(a) of the Patent License Agreement, with respect to grant of the license pursuant to
Section 2(b) of the Patent License Agreement, the amount of Three Hundred Thousand US Dollars (US$300,000).

        6. All other terms and conditions of the Patent License Agreement shall remain in full force and effect.

        7. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.



INTERNATIONAL REMOTE                        SYSMEX CORPORATION,
SYSTEMS, INC.,                              a Japanese corporation
a Delaware Corporation

By:  /s/  John C. O'Malley                  By:  /s/  Kenichi Yukimoto
Name:     John C. O'Malley                  Name:     Kenichi Yukimoto
Title:    Chairman, CEO, & President        Title:    Senior Managing Director



                                       8